INDEPENDENT AUDITORS REPORT

To the Trustees and Shareholders of the MLIG Variable Insurance Trust:

In planning and performing our audit of the financial statements of the MLIG Variable Insurance Trust (the Trust), comprising the Roszel/Lord Abbett Mid Cap Value Portfolio, Roszel/Seligman Mid Cap Growth Portfolio, Roszel/PIMCO Small Cap Value Portfolio, Roszel/JP Morgan Small Cap Growth Portfolio, Roszel/Lord Abbett Bond Debenture Portfolio, Roszel/Lord Abbett Large Cap Value Portfolio, Roszel/Levin Large Cap Value Portfolio, Roszel/MLIM Relative Value Portfolio, Roszel/Sound Large Cap Core Portfolio, Roszel/INVESCO-NAM Large Cap Core Portfolio, Roszel/Nicholas-Applegate Large Cap Growth Portfolio, Roszel/Rittenhouse Large Cap Growth Portfolio, Roszel/Seneca Large Cap Growth Portfolio, Roszel/Valenzuela Mid Cap Value Portfolio, Roszel/Seneca Mid Cap Growth Portfolio, Roszel/NWQ Small Cap Value Portfolio, Roszel/Neuberger Berman Small Cap Growth Portfolio, Roszel/Lazard International Portfolio, Roszel/Credit Suisse International
Portfolio, Roszel/Lord Abbett Government Securities Portfolio, and Roszel/ MLIM Fixed Income Portfolio, for the period from July 1, 2002 (commencement of investment operations) to December 31, 2002 (on which we have issued our report dated February 14, 2003), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trusts internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.


Our consideration of the Trusts internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trusts internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management, the Trustees and Shareholders of the MLIG Variable Insurance Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ DELOITTE & TOUCHE LLP

February 14, 2003
Boston, Massachusetts